UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 12, 2012

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	001-33500	98-1032470
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Fitzwilliam Square

Dublin 2, Ireland

(Address of principal executive offices, including zip code)

011-353-1-634-4183

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 12, 2012, Jazz Pharmaceuticals Public Limited Company, a company organized under the laws of Ireland (the “Company”), as guarantor, and one of its wholly-owned subsidiaries, Jazz Pharmaceuticals, Inc., a Delaware corporation (“JPI”), as borrower (the “Borrower”), entered into a Credit Agreement (the “Credit Agreement”) with the lenders from time to time party thereto and Barclays Bank PLC, as administrative agent, collateral agent, L/C issuer and swing line lender.

The Credit Agreement provides for a (i) a six-year $475 million term loan facility (the “Term Loan Facility”) and (ii) a five-year revolving credit facility of $100 million (the “Revolving Credit Facility”), which includes a $10 million swing line loan subfacility and a $10 million letter of credit subfacility.

The Borrower used the proceeds of the Term Loan Facility to finance a portion of the consideration paid to the security holders of EUSA Pharma Inc. (“EUSA”) in the acquisition reported under Item 2.01 of this Current Report on Form 8-K, to repay EUSA’s existing indebtedness and to pay related fees and expenses. The Borrower expects to use future loans under the Revolving Credit Facility, if any, for general corporate purposes.

The loan under the Term Loan Facility bears interest, at the Borrower’s option, at a rate equal to either the LIBOR rate, plus an applicable margin of 4.25% per annum (subject to a 1.0% LIBOR floor), or the prime lending rate, plus an applicable margin equal to 3.25% per annum (subject to a 2.0% prime rate floor). Loans under the Revolving Credit Facility bear interest, at the Borrower’s option, at a rate equal to either the LIBOR rate, plus an applicable margin of 4.00% per annum, or the prime lending rate, plus an applicable margin equal to 3.00% per annum, subject to reduction by 0.25% or 0.50% based upon the Company’s secured leverage ratio.

The Borrower’s obligations under the Credit Agreement and any hedging or cash management obligations entered into with a lender are guaranteed by the Company and each of the Company’s existing and subsequently acquired or organized direct and indirect subsidiaries (other than certain immaterial subsidiaries, subsidiaries whose guarantee would result in material adverse tax consequences and subsidiaries whose guarantee is prohibited by applicable law). The Company, the Borrower and such guarantors are collectively referred to in this Current Report on Form 8-K as the “Loan Parties.”

The Loan Parties’ obligations under the Credit Agreement are secured, subject to customary permitted liens and other agreed upon exceptions, by a perfected security interest in (a) all tangible and intangible assets of the Loan Parties, except for certain customary excluded assets, and (b) all of the capital stock of the subsidiaries of the Loan Parties held by the Loan Parties (limited, in the case of the stock of certain foreign subsidiaries and certain domestic subsidiaries that hold no assets other than equity interests of foreign subsidiaries, to 65% of the capital stock of such subsidiaries).

The Borrower is permitted to make voluntary prepayments at any time without payment of a premium, except that a 1% premium would apply to a repayment via a repricing of the loan under the Term Loan Facility effected on or prior to the first anniversary of the closing date for the Credit Agreement. The Borrower is required to make mandatory prepayments of loan under the Term Loan Facility (without payment of a premium) with (1) net cash proceeds from certain non-ordinary course asset sales (subject to reinvestment rights and other exceptions), (2) net cash proceeds from issuances of debt (other than certain permitted debt), (3) beginning with the fiscal year ending December 31, 2013, 50% of the Company’s excess cash flow (subject to increase to 75% if the Company’s secured leverage ratio exceeds 2.25 to 1.0, or decrease to 25% or 0% if the Company’s secured leverage ratio is equal to or less than 1.0 to 1.0 or 0.75 to 1.0, respectively), and (4) casualty proceeds and condemnation awards (subject to reinvestment rights and other exceptions). The loan under the Term Loan Facility will amortize in annual installments in an aggregate annual amount equal to 5% of the original principal amount thereof in the first year, 7.5% in the second year, 10% in each of the third and fourth years and 15% in each of the fifth and sixth years, with any remaining balance payable on the final maturity date of the Term Loan Facility.

The Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants applicable to the Company and its restricted subsidiaries, including, among other things, restrictions on indebtedness, liens, investments, mergers, dispositions, prepayment of other indebtedness and dividends and other distributions. The Credit Agreement contains a financial covenant that requires the Company and its restricted subsidiaries to maintain a maximum secured leverage ratio.

Events of default under the Credit Agreement include: (a) the failure by the Borrower to timely make payments due under the Credit Agreement; (b) material misrepresentations or misstatements in any representation or warranty by any Loan Party when made; (c) failure by any Loan Party to comply with the covenants under the Credit Agreement and other related agreements; (d) certain defaults under a specified amount of other indebtedness of the Company or its subsidiaries; (e) insolvency or bankruptcy-related events with respect to the Company, the Borrower or any material restricted subsidiary; (f) certain judgments against either the Company or any of its restricted subsidiaries; (g) certain ERISA-related events reasonably expected to have a material adverse effect on the Company and its subsidiaries taken as a whole; (h) certain security interests or liens under the loan documents ceasing to be, or being asserted by the Company or its restricted subsidiaries not to be, in full force and effect; (i) any loan document or material provision thereof ceasing to be, or any proceeding being instituted asserting that such loan document or material provision is not, in full force and effect; and (j) the occurrence of a change in control with respect to the Company. If one or more events of default occurs and continues beyond any applicable cure period, the administrative agent may, with the consent of the lenders holding a majority of the loans and commitments under the facilities, or will, at the request of such lenders, terminate the commitments of the lenders to make further loans and declare all of the obligations of the Loan Parties under the Credit Agreement to be immediately due and payable. If any bankruptcy event of default described in clause (e) above occurs, the commitments will be terminated and the obligations of the Loan Parties under the Credit Agreement will become due and payable automatically without any action by the administrative agent or the lenders. The foregoing description of the Credit Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 2.01. Completion of Acquisition or Disposition of Assets.

As previously announced, on April 26, 2012, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) among the Company, EUSA, Jewel Merger Sub Inc., a wholly owned indirect subsidiary of the Company (“Merger Sub”), and Essex Woodlands Health Ventures, Inc., a Delaware corporation, Mayflower L.P., a Jersey limited partnership, and Bryan Morton in their capacity as the representatives of the equity holders of EUSA. Pursuant to an Assignment, dated as of June 11, 2012 (the “Assignment”), between the Company and JPI, the Company assigned its rights, interests and obligations as buyer under the Merger Agreement to JPI. On June 12, 2012, under the terms and conditions of the Merger Agreement, Merger Sub merged with and into EUSA, with EUSA remaining as the surviving company and a wholly owned indirect subsidiary of the Company (the “Merger”).

The amount paid by JPI in cash at closing, $680 million (which includes the debt repayment referenced under Item 1.01 of this Current Report on Form 8-K), reflects a base purchase price of $650 million and approximately $30 million of adjustments for EUSA’s working capital, cash and certain liabilities, as provided by the Merger Agreement. In addition, the consideration to be paid by JPI to the EUSA security holders under the Merger Agreement includes an additional potential contingent payment of $50 million in cash based upon EUSA’s lead product, Erwinaze™, achieving U.S. net sales of $124,500,000 in 2013. JPI did not assume any options or warrants to purchase shares of EUSA capital stock in connection with the Merger. $50 million of the amount paid by JPI at closing was deposited in an escrow account, to be held for twelve months as partial security for JPI’s indemnification rights under the Merger Agreement. In addition, $25 million of the contingent payment, if payable, would be subject to reduction for indemnification claims, if any, that are not fully satisfied by the funds in the escrow account.

The foregoing is only a brief summary of the Merger and the Merger Agreement, does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on April 27, 2012 and is incorporated by reference herein.

The foregoing description of the Assignment is not intended to be complete and is qualified in its entirety by reference to the full text of the Assignment, a copy of which is filed as Exhibit 2.1B hereto and is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

On June 12, 2012, the Company issued a press release regarding the matters described in Items 1.01 and 2.01 of this Current Report on Form 8-K, a copy of which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment to this Current Report on Form 8-K not later than seventy-one (71) calendar days after the date on which this Current Report on Form 8-K must be filed.

(b)	Pro Forma Financial Information

The pro forma financial statements required by Item 9.01(b) of Form 8-K will be filed by amendment to this Current Report on Form 8-K not later than seventy-one (71) calendar days after the date on which this Current Report on Form 8-K must be filed.

(d)	Exhibits

Exhibit Number	Description

2.1A	Agreement and Plan of Merger, dated as of April 26, 2012 (incorporated herein by reference to Exhibit 2.1 in the Company’s current report on Form 8-K (File No. 001-33500), as filed with the SEC on April 27, 2012).*

2.1B	Assignment, dated as of June 11, 2012.

10.1	Credit Agreement, dated as of June 12, 2012.

99.1	Press release, dated June 12, 2012, titled “Jazz Pharmaceuticals Completes EUSA Pharma Acquisition.”

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company undertakes to furnish supplemental copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

By:	/s/ Suzanne Sawochka Hooper
Name: Suzanne Sawochka Hooper
Title: Executive Vice President and General Counsel

Date: June 12, 2012

EXHIBIT INDEX

Exhibit Number	Description

2.1A	Agreement and Plan of Merger, dated as of April 26, 2012 (incorporated herein by reference to Exhibit 2.1 in the Company’s current report on Form 8-K (File No. 001-33500), as filed with the SEC on April 27, 2012).*

2.1B	Assignment, dated as of June 11, 2012.

10.1	Credit Agreement, dated as of June 12, 2012.

99.1	Press release, dated June 12, 2012, titled “Jazz Pharmaceuticals Completes EUSA Pharma Acquisition.”

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company undertakes to furnish supplemental copies of any of the omitted schedules upon request by the Securities and Exchange Commission.